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                                                                   Exhibit 10.12



                              EMPLOYEE AGREEMENT


This Agreement, made this 1st day of August, 1994, by and between INTEGRATED CIRCUIT SYSTEMS, INC., a Pennsylvania Corporation (hereinafter referred to as "COMPANY"), party of the first part and Hock Tan (hereinafter referred to as "EMPLOYEE"), party of the second part.

                                  WITNESSETH

In consideration of COMPANY'S employment of EMPLOYEE, the salary to be paid to EMPLOYEE, and mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.  (a)   EMPLOYEE hereby fully and unconditionally assigns to COMPANY, or it's nominee, any and all inventions, designs, improvements and/or discoveries made individually or jointly with others during the term of his employment with COMPANY and six (6) months thereafter which pertain to the business of the COMPANY, whether or not such inventions, designs, improvements and/or discoveries are made during the hours of employment or on the property of COMPANY. Such assignment is made in consideration of the employment by COMPANY of EMPLOYEE, and COMPANY shall incur no further obligation to EMPLOYEE in connection with the assignment hereinabove.

    (b) To effect the foregoing, EMPLOYEE agrees that he shall promptly from time to time fully inform and disclose to the President of COMPANY all inventions, designs, improvements and discoveries, which he may now have or hereafter have, and which he shall have conceived during the term of his employment with COMPANY and for a period of six (6) months thereafter, which pertain to the business of the COMPANY, whether or not EMPLOYEE believes that the same are related to the business, activities or interests of the COMPANY, whereupon COMPANY may release the same to EMPLOYEE, or at it's option, and own expense shall prepare and prosecute, in the name of COMPANY or it's nominee, applications for letters patent of the United States and such foreign countries as it may select. EMPLOYEE will execute the

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          same, and he shall thereafter from time to time as requested, execute all further documents pertaining to said application or patents thereon or actions against any infringement thereof or to protect the same and the rights and position of COMPANY with respect to said patent applications or patents.

    (c) In the event of any conflict as to whether an invention, design, improvement or discovery was conceived or made before or after the commencement of EMPLOYEE'S employment with the COMPANY, EMPLOYEE agrees that such conflict shall be resolved in favor of the COMPANY, unless such invention, design, improvement or discovery is now described in a written record or filed in the U.S. Patent Office, containing a filing date prior to EMPLOYEE'S employment, is in the possession of a former employeer who owns the invention, design, improvement or discovery, or is disclosed in writing to the COMPANY within ten (10) days of the date hereof with notice and reasonable proof that such invention, design, improvement or discovery was conceived by EMPLOYEE prior to his said employment with the COMPANY.

    (d) EMPLOYEE agrees that he shall render to COMPANY or it's nominee all such assistance as it may reasonably require in the prosecution of all such patent applications, including applications for the reissue of such patents, and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patent, provided, however, that the expense incident thereto shall be borne by COMPANY, except that if the COMPANY needs the EMPLOYEE'S assistance after he is no longer employed by the COMPANY, the COMPANY shall compensate the EMPLOYEE at the same hourly rate he was making while employed here, and provided, that the COMPANY shall not be obligated to pay expenses for such assistance wherein EMPLOYEE takes a position adverse to that of the COMPANY.

2. Any of EMPLOYEE'S inventions, designs, improvements, and discoveries, other than those described in the preceding paragraphs 1(a), (b), (c), and (d), shall remain the property of EMPLOYEE, and upon request of EMPLOYEE, COMPANY agrees that it will execute a desclaimer in writing dislaiming any right to any such invention, design, improvements and discoveries of EMPLOYEE.

3. EMPLOYEE recognizes that his work for the COMPANY will bring him into close contact with confidential matter of the COMPANY not publicly known such as the following proprietary matter of "know-how", technical data, processes, techniques,




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    inventions, research projects, markets, sales, list of customers and other information, knowledge or data which is of a confidential nature.

    EMPLOYEE agrees to keep secret all such confidential matter of the COMPANY and agrees not to, directly or indirectly, other than is necessary in the business of the COMPANY and in the scope of his employment, use such confidential matter or disclose such confidential matter to anyone outside of the COMPANY, at any time (either during or after his employment with the COMPANY), except upon the prior written consent of the COMPANY. EMPLOYEE further agrees to deliver promptly to the COMPANY on termination of his employment, or at any time it may request, all proprietary matter, reports, manuals, drawings, blue prints, other papers of a confidential nature including all copies and all models, or any other tangible embodiments of such information, knowledge, or data which he may then possess or have under his control.

4. EMPLOYEE recognizes that irreparable damage will result to COMPANY in the event of the violation of any covenant contained herein made by EMPLOYEE, and agrees that in the event of such violation COMPANY shall be entitled, in addition to its other legal or equitable remedies and damages, to temporary and permanent injunctive relief to restrain against such violation(s) thereof by EMPLOYEE and by all other persons acting for or with EMPLOYEE, including the cost of reasonable attorney's fees.

5. This agreement shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

IN WITNESS WHEREOF, COMPANY has caused these presents to be executed and its common or corporate seal hereto affixed, and EMPLOYEE has hereunto set his hand and seal, the day and year first above written.

                                        INTEGRATED CIRCUIT SYSTEMS, INC.

                                        By  /s/ Edward H. Arnold
                                            -------------------------------
                                            Edward H. Arnold


Witness:                                EMPLOYEE:

/s/ Rosemary M. Baldino                 /s/ Hock E. Tan
--------------------------------        -----------------------------------
Rosemary M. Baldino